EXHIBIT 10.21

             Agreement on the Division of Technical Information and
                           Personnel and Other Issues

Party A: Liuzhou Construction Machinery General Factory (the "Factory") Party B: Liuzhou OVM Construction Machinery Co., Ltd. ("Liuzhou OVM")

After friendly negotiation, Party A and Party B hereby reach agreement on the following issues:

I.       Personnel Division

1. Party A and Party B have agreed: after determining respective intermediate-level personnel, both parties issued a joint notice on January 5, 2000, and have decided the working personnel working in Party A and Party B, respectively, according to actual requirements for human resources and based on the personal wills. The list of these personnel shall be finalized before 15:00 of January 6. After confirming the personnel, the management personnel shall not be changed before March 1.

2. The personnel of Operating Company and Import & Export Company shall be divided according to the joint notice issued by both parties on December 26, 1999.

3. The contracts entered by the Operating Company and Import & Export Company in the name of the Factory and the files and information of the Factory shall be handed over to the Factory; and the contracts entered by Liuzhou OVM and file and information of Liuzhou OVM shall be handed over to Liuzhou OVM. The above hand-over work shall be started on January 7 and be responsible by the respective appointing personnel. The hand-over of files and information for fiscal year 1999 shall be completed before January 7, and the hand-over of other files and information shall be completed before January 12.

4. The originals of files and information of the production & manufacturing department, quality control department, information center, purchasing department and host secretary system of Liuzhou OVM shall be handed over to Party A if such originals are handled and registered in the name of Party A and Party B shall keep copies of such originals; or handed over to Party B if such originals are handled and registered in the name of Party B and Party A shall keep copies of such originals. The original of policy documents of human resources department shall be handed over to Party A, with copies kept by Party B. The personnel records, contracts, graduation certificates and professional title certificates of the personnel transferred to the Factory shall be handed over to Party A. The hand-over work shall be commenced on January 7 and completed by January 12, 2000. Information of other departments not mentioned above shall be handed over, where necessary, according to above-mentioned Clauses.

5. The list of personnel working in Party A or Party B shall be determined before 3:00 P.M. on January 6, 2000,. January 7 to 8 is a period for work hand-over and take-over. On January 9, the personnel of each party shall return to the offices of respective parties and no personnel intercrossing shall happen any more since then. Any personnel who have changed the party to work for shall hand over the documents, files information and business related to his previous job to his ex-employer before January 8 before leaving.

6. After this personnel division, Party A and Party B warrant that the year-end salary calculation and bonus of all personnel, no matter they work for Party A or Party B, shall not be affected (those for sales and marketing personnel shall be handled in accordance with the joint notice issued on December 26, 1999 by both parties).

7. After this personnel division, all pensions, risk securities, housing loans and individual borrowing, etc. handled by Liuzhou OVM before December 31, 1999 shall be transferred in accordance with their new employment relationships. The settlement shall be made through offsetting the current accounts between both parties which shall be completed before January 31, 2000.

8. After this personnel division, the personnel departments of both parties shall manage their own personnel respectively and no intercrossing is allowed. Afterwards, any personnel turnover shall be handled in accordance with the regulations of the State.

II.      Technical Information

1. The originals of technology patents and information materials of the Factory shall be kept in the Factory and Liuzhou OVM shall keep a copy for each document.

2. The originals of technology patents and information materials which were generated after the establishment of Liuzhou OVM shall be kept in Liuzhou OVM and the Factory shall keep a copy for each document.

3. Both parties may continue to use the documents on technical patents and technical design (including product inspection certificates and test reports) developed by either party before January 31, 2000 without charges. One party may give priority to the other on the use of its technical patents developed after February 1, 2000, either at a charge or free of charge, upon mutual negotiation.

4. From January 6, 2000 onwards, Party A and Party B shall send their respective staff to handle the change over formalities in the technical information room and original drawing room, and both parties shall try their best to finish such formalities before January 31, 2000.

5. Borrowing, using or copying is allowed for production purpose and shall be conducted through normal channel, with the presentation of signatures by Chen Qian, Head of the Factory, or Wang Liuping, Secretary, for Party A, or, with presentation of signature by Ding Yong Gui, Deputy-general Manager, for Party B.

III.     Equipment

1. The equipment shall be arranged on the basis of respective ownership. The tools that are used with the equipment shall be owned by the Factory if such tools are manufactured before September 1995, or owned by OVM Joint Company if manufactured after October 1, 1995. If there are two sets of the same equipment owned by Party B, Party B could sell one set to Party A at an agreed price by offsetting the current account between both parties. If there is only one set of equipment, the party who holds its ownership shall decide whether to transfer it or not.

2. Party A shall agree to keep the three cranes owned by Party B for its use as the structure of Party B's new factory building is unsuitable to use them. Party B shall transfer the three cranes to Party A at agreed prices based on their net values and shall be settled by offsetting the current accounts.

3. Party B shall guarantee not to purchase the same kind of paint coating equipment for production of same kind of products in the future. Party A shall agree to buy, at the actual purchasing price, the paint coating equipment of

       Party B which has been using in the Cable Company, by offsetting respective party's current account.

4. Party B shall transfer No.3 multi-functional heat treatment plant to Party A, by presenting the copy of the original invoice and expense details, as is required by Party A, of which amount shall be offset through the current account after verification.

5. In the process of relocating its equipment related with its production and management, Party B shall transfer those equipment to Party A, at agreed prices by offsetting the current account, if Party B is of the opinion that such equipment is difficult to move or moving such equipment shall incur heavy losses and Party A also needs such equipment its production.

IV Party A shall agree to move the Import & Export Company out of the original office building, and shall leave the sales department of Party A to work in the previous office of the Trading Company of Party B, and Party B shall move its Trading Company to other place. This change of office place shall be completed before January 12.

V      Raw materials and finished products

       One third of each specification of raw materials and finished products (including the goods used or delivered by Party A during the transition period) shall be left to Party A based on the inventory ledger of Party B as at December 31, 1999. All the rest shall be moved out by Party B before February 29. For the one third of raw materials and finished products left for Party A, of which the raw materials are based on book prices and finished products are based on agreed prices. For those raw materials and goods which are not recorded in the ledger shall be allocated after verification and counted by both parties.

VI For all the above-mentioned equipment, raw materials and finished products transferred to Party A by Party B, Party B shall prepare an invoice based on the checklist signed by Party A after its receipt and the agreed prices for settlement with Party A.

VII    Current account issue

1. Concerning the current accounts between Party B and Party A (including Party A' subsidiaries, Rubber Company, Liuzhou Wireless Factory, Cable Company, Light Material Factory, Orient Company, Prestress Material Company, Heat Treatment Branch Factory and other independent-accounting units), both parties shall enter into an offsetting agreement before January 31, 2000 after accounts verification by both parties to transfer all current accounts with Party A's subsidiaries which are independent-accounting units to a centralized account of Party A.

2. Concerning the returning of rental for leasing Beijing Office, a rental of Rmb1,300,000 has been paid according to the lease agreement (of which: the Factory paid Rmb400,000 and Liuzhou OVM paid Rmb900,000), with lease period of fifty years and annual rental of Rmb26,000. Liuzhou OVM has used it for 4 years and 6 months with total rental of Rmb117,000. Now Party A shall agree to lease Beijing Office and pay Rmb320,000 as rental to Party B by offsetting the current account between the two parties. The Beijing Office shall be in use by Party A thereafter.

3. Concerning the commercial retirement insurance purchased previously by Party B for the staff of Party A, respective parties' personnel departments shall determine the amounts payable for them and shall settle these amounts by offsetting the current account after determination of respective parties' personnel before January 1, 2000.

4. Party A shall verify the payment by Liuzhou OVM on its behalf under the house-purchasing scheme for awarding Wang Shanqing, Huang Shiyong and Wu Guosen amounted to Rmb700,000 before January 31, 2000, and the amount shall be settled through offsetting current account.

VIII   No.3 mechanical workshop and finished product warehouse

1. The equipment, tools, clipping devices, materials and semi-finished products in No.3 mechanical workshop and finished product warehouse which are owned by Liuzhou OVM shall be transferred to Party B's new premise as soon as possible.

2. After Party B has moved out the equipment in the No.3 mechanical workshop and finished product warehouse, the two vacant buildings which are owned by Liuzhou OVM shall be taken over by Party A at an agreed price or at a price after valuation. The price shall be settled by offsetting through current account that shall be finished before the transfer of the factory buildings.

3. Party B shall transfer the two buildings to Party A after Party B has completed all the removal work.

IX     Loan

1. Concerning the loans borrowed by Party B from Party A, Liuzhou OVM shall agree to repay by installments on the condition that the above settlements of current account be cleared and the exact loan amount be verified.

2. One party shall agree to enter into guarantee agreement for the other party in respect of working capital needed for the latter party's production by separate agreement between both parties.

X.       Moving work

       Party B shall move to the new premise, Shuangma Factory, as soon as possible, and Party A shall provide supports and cooperation to expedite that moving work.

XI. Thereafter, both parties shall support each other, and neither party shall defame the other as to its enterprise, products and trademarks.

XII. Party A and Party B shall comply the above-said clauses strictly. If either party does not comply the above clauses strictly or even violates these clauses, the relation coordination group appointed by the City Committee of the Communist Party and City People's Government shall be responsible for the coordination and arbitration. If either party breaches the Agreement seriously, the breaching party shall bear related responsibilities for its breaching of the agreement.

Party A:                                    Party B:
Liuzhou Construction Machinery              Liuzhou OVM Construction Machinery
General Factory                             Co., Ltd.


/s/ Chen Qian                               /s/ Ching Lung Po
-----------------------                     ------------------------------
Chen Qian                                    Ching Lung Po

January 6, 2000